EXHIBIT 4.12
[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

February 26, 2018

Legend Biotech Ireland Limited One Spencer Dock, North Wall Quay Dublin, Ireland Attention: General Manager

Legend Biotech USA, Inc. 10 Knightsbridge Road Piscataway Township, NJ 08854 Attention: General Manager
Re: Collaboration and License Agreement By And Among Legend Biotech USA, Inc. (“Legend U.S.”), Legend Biotech Ireland Limited (“Legend Ireland”, together with Legend U.S., “Legend”) and Janssen Biotech, Inc. (“Janssen”) dated December 21, 2017 (the “Collaboration Agreement”)
Ladies and Gentlemen:
This letter of agreement (“Letter Agreement”) is in regard to the supply of Initial Product for use in the Initial Phase I Study pursuant to the Collaboration Agreement. All capitalized terms used in this Agreement will have the same meanings ascribed to them under the Collaboration Agreement unless otherwise defined herein.

Section 6.1.2 of the Collaboration Agreement provides that Legend shall have primary responsibility for supply of Product for the Initial Phase I Study through is pre-existing CMO, [***]. Section 6.2.1 of the Collaboration Agreement further provides that the Parties would either add Janssen to Legend’s existing supply contract or that Legend would facilitate Janssen entering into its own supply contract for such supplies. The Parties now wish to amend this provision to provide that Legend will have responsibility for supply of Initial Product for the Initial Phase I Study pursuant to the Collaboration Agreement and this Letter Agreement.

Legend’s Affiliate, Legend Biotech HK Ltd., previously entered into an agreement with [***] for [***] to supply Product for clinical trials (the “[***] Agreement”) through [***] subcontractor, [***]. The Parties agree that Legend and [***] will enter into an Individual Project Assignment (“IPA”) under the [***] Agreement for the supply of Initial Product from [***] to Janssen (or its designee) for the Initial Phase I Study (the “Phase I Study IPA”). [***] will be considered a Subcontractor to Legend under the Collaboration Agreement provided that the Parties acknowledge that the [***] Agreement, having been executed prior to Janssen and Legend having entered into the Collaboration Agreement, may not be compliant with all of the requirements of Collaboration Agreement pertaining to Subcontractors, and accordingly the Parties agree that the requirement that Legend be responsible for compliance by its Subcontractors with the Collaboration Agreement, including without limitation the requirements of Section 4.2.5, is hereby waived with respect to [***], provided further that Legend agrees that it will use Diligent Efforts to require [***] compliance with the terms of the [***] Agreement.

The Phase I Study IPA will be reviewed and approved by Janssen prior to execution. It will provide for all of Janssen’s requirements of Initial Product in a timely manner for the Initial Phase I Study and will address the ability of Janssen to provide materials to [***] for its production activities and for [***] to supply Initial Product directly to Janssen or Janssen designee. Legend will use Diligent Efforts to include Janssen as a third party beneficiary of the Phase I Study IPA and to include in the Phase I Study IPA the replacement of any Initial Product that is non-conforming within a time frame that will minimize disruption of the Initial Phase I Study.

Legend hereby delegates its quality oversight responsibilities under the Phase I Study IPA to Janssen (or its Affiliate as directed by Janssen) and Legend will use Diligent Efforts to facilitate a Quality Agreement regarding the quality of the Initial Product provided to Janssen under the Phase I Study IPA to be entered into between Janssen (or its Affiliate as directed by Janssen) and [***] directly. Legend will provide to Janssen (or its Affiliate) Certificates of Analysis and Certificates of Compliance and all other documentation provided to it by [***] or [***] that are necessary for Janssen (or its Affiliate) to release the Initial Product as described in the Quality Agreement.

Legend will extend to Janssen the representations and warranties provided by [***] under the [***] Agreement with respect to the Manufacture of the Initial Product in compliance with all applicable Law and the agreed specifications and cGMP. For clarity, it is acknowledged that Legend’s role with the respect to supply of the Initial Product to Janssen under the Phase I Study IPA is solely that of intermediary, and accordingly it is understood and agreed that in the event of any breach by Legend of its obligations to Janssen under this Letter Agreement or the Phase I Study IPA, the cause of which is a breach by [***] of its obligations under the [***] Agreement or the Phase I Study IPA, Legend shall have no liability with respect to such breach provided that it uses Diligent Efforts to enforce its rights under the applicable agreement with [***] in consultation with, and under the direction of Janssen.
The Parties agree that Legend will pay [***] for the supply of Initial Product under the Phase I Study IPA and that the Clinical Supply Costs incurred in accordance with the Phase I Study IPA and the GDP will be included in Development Costs and shared equally under the Collaboration Agreement.
Legend will provide any concerns or communications of Janssen to [***] and [***] and will facilitate any communications requested by Janssen regarding the supply of Initial Product under the Phase I Study IPA.
Each Party will have the right to exercise its rights and perform its obligations under this Letter Agreement through its Affiliates; provided, however, that each Party will be responsible for its Affiliates’ performance hereunder.
The terms of the Collaboration Agreement applicable to the activities described in this Letter Agreement are incorporated herein by reference, mutatis mutandis, including but not limited to the provisions related to regulatory matters (Section 4.6), confidentiality (Article IX), indemnification (Article XI), choice of law (Section 14.3) and dispute resolution (Article XIII). Except as specifically amended pursuant to this Letter Agreement, the terms of the Collaboration Agreement remain unchanged and in full force and effect.
If the foregoing is agreed to and accepted by Legend, please have this Agreement executed and dated by an authorized representative of Legend as required under Section 14.8 of the Collaboration Agreement and return to Janssen.

Janssen Biotech, Inc.

By: __________________________
Name:
Title:

APPROVED AND ACCEPTED THIS ___ DAY OF ____________, 2018.

Legend Biotech USA, Inc.

By: __________________________
Name:
Title:

Legend Biotech Ireland Limited

By: __________________________
Name:
Title: